UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2026

THIRD COAST BANCSHARES, INC.

(Exact name of Registrant as Specified in Its Charter)

Texas	001-41028	46-2135597
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20202 Highway 59 North Suite 190
Humble, Texas		77338
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 281 446-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $1.00 per share	TCBX	New York Stock Exchange NYSE Texas

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 1, 2026, Third Coast Bancshares, Inc. (the “Company”), a Texas corporation and the parent company of Third Coast Bank (“Third Coast Bank”), a Texas banking association, completed its merger with Keystone Bancshares, Inc. (“Keystone”), a Texas corporation and the parent company of Keystone Bank, SSB (“Keystone Bank”), a Texas state savings bank, pursuant to the terms of the Agreement and Plan of Reorganization, dated as of October 22, 2025, by and among the Company, Arch Merger Sub, Inc. (“Merger Sub”), a Texas corporation and a wholly owned subsidiary of the Company, and Keystone (the “Merger Agreement”).

Pursuant to the Merger Agreement, on February 1, 2026, Merger Sub merged with and into Keystone (the “Merger”), with Keystone surviving as a wholly owned subsidiary of the Company. Immediately following the Merger, Keystone merged with and into the Company, with the Company surviving the merger (the “Second Step Merger”). Immediately following the Second Step Merger, Keystone Bank merged with and into Third Coast Bank, with Third Coast Bank surviving the merger.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of common stock, par value $1.00 per share, of Keystone (“Keystone common stock”) was converted into the right to receive, without interest, the following: (a) for each share of Keystone common stock with respect to which such holder made a cash election in accordance with the terms of the Merger Agreement (each, a “Cash Election Share”), (i) approximately $12.60 in cash and (ii) 0.13540 shares of common stock, par value $1.00 per share, of the Company (“Third Coast common stock”); and (b) for each share of Keystone common stock that was not a Cash Election Share, 0.45925 shares (the “exchange ratio”) of Third Coast Common Stock (the “Stock Consideration”). No fractional shares of Third Coast common stock were issued in connection with the Merger. Holders of Keystone common stock who would otherwise have been entitled to a fraction of a share of Third Coast common stock upon the completion of the Merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share by $38.90, which was the TCBX Closing VWAP (as defined in the Merger Agreement).

Pursuant to the Merger Agreement, each outstanding equity award with respect to Keystone common stock was treated as follows:

Keystone Options: Each option to purchase shares of Keystone common stock granted under the Keystone Bancshares, Inc. 2021 Equity Incentive Plan dated as of April 26, 2021, as amended (the “Keystone Stock Plan”), or in any individual Keystone stock option award agreement (each, a “Keystone Option”), whether vested or unvested, that was outstanding and unexercised immediately before the Effective Time ceased, at the Effective Time, to represent a right to acquire shares of Keystone common stock and was converted at the Effective Time, without any action on the part of the holder of such Keystone Option, into an option to purchase Third Coast common stock (a “Converted Stock Option”), with the number of shares of Third Coast common stock subject to each such Converted Stock Option and the exercise price of each such Converted Stock Option adjusted based on the exchange ratio. Each Converted Stock Option remains subject to the same terms and conditions (including, as applicable, vesting (including any performance-based conditions) and forfeiture terms) as were applicable to the corresponding Keystone Option immediately prior to the Effective Time (except for any required acceleration of vesting and exercisability of such Keystone Option pursuant to the terms of the Keystone Stock Plan and any related award agreement as in effect on the date of the Merger Agreement without any further action by Keystone or administrative changes that are not materially adverse to the holder thereof).

Keystone Restricted Stock Units and Restricted Stock: As of the Effective Time, (i) each restricted stock unit award in respect of shares of Keystone common stock granted under the Keystone Stock Plan or in any individual Keystone restricted stock unit award agreement (each, a “Keystone RSU”) that was outstanding immediately before the Effective Time was fully vested, canceled and converted into the right to receive the Stock Consideration for each share of Keystone common stock earned upon such vesting pursuant to the terms of such Keystone RSU, and (ii) each award of shares of Keystone common stock subject to vesting or repurchase granted under the Keystone Stock Plan or in any individual Keystone restricted stock award agreement (each, a “Keystone Restricted Stock Award”) that was outstanding immediately before the Effective Time was fully vested, canceled and converted into the right to receive the Stock Consideration for each share of Keystone common stock subject to such Keystone Restricted Stock Award immediately prior to the Effective Time.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 and incorporated herein by reference.

The total aggregate consideration payable in the Merger was approximately 2.6 million shares of Third Coast common stock and $20 million in cash. The issuance of shares of Third Coast common stock in connection with the Merger was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-4 (File No. 333-291826) filed by the Company with the Securities and Exchange Commission (the “SEC”) and declared effective on December 19, 2025 (the “Registration Statement”). The joint proxy statement/prospectus included in the Registration Statement (the “Joint Proxy Statement/Prospectus”) contains additional information about the Merger Agreement and the transactions contemplated thereby.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the terms of the Merger Agreement, as of the Effective Time, the size of the board of directors of the Company (the “Company Board”) and the board of directors of Third Coast Bank (the “Bank Board”) were each increased by two directors to consist of a total of 16 directors. In accordance with the terms of the Merger Agreement, effective as of immediately after the Effective Time, Jeffrey A. Wilkinson was appointed as a Class B director of the Company and Clint Greenleaf was appointed as a Class C director of the Company to fill the new vacancies on the Company Board, and Mr. Wilkinson and Mr. Greenleaf were appointed as directors of Third Coast Bank to fill the new vacancies on the Bank Board.

Other than the Merger Agreement, there are no arrangements between Mr. Wilkinson or Mr. Greenleaf and any other person pursuant to which Mr. Wilkinson or Mr. Greenleaf were selected as directors. As a non-employee member of the Company Board and the Bank Board, Mr. Greenleaf will be compensated for such service as described in the proxy statement filed by the Company with the SEC on April 17, 2025 in connection with its 2025 annual meeting of shareholders and in any information that the Company has filed or files with the SEC that updates or supersedes that information.

As previously disclosed in the Joint Proxy Statement/Prospectus, in connection with the execution of the Merger Agreement, the Company, Third Coast Bank and Keystone Bank executed an employment agreement with Mr. Wilkinson, the former Chairman and Chief Executive Officer of Keystone and Keystone Bank, that became effective upon the Effective Time (the “Wilkinson Employment Agreement”). The Wilkinson Employment Agreement provides for Mr. Wilkinson to serve as an employee of Third Coast Bank for a period of two years following the Effective Time, subject to automatic one-year renewal periods, and further provides that Mr. Wilkinson will serve as the Chairman – Austin Market of Third Coast Bank, reporting to the Chief Executive Officer of Third Coast Bank, or his designee.

The Wilkinson Employment Agreement provides for an annualized base salary of $481,500, a special retention bonus of $1,400,000, half of which will be paid within 30 days of the Effective Time and half of which will be paid one year after the Effective Time, and provides for Mr. Wilkinson’s eligibility to earn an annual incentive bonus based on certain performance metrics, receive discretionary equity awards under the Company’s equity incentive plan and receive a time-based restricted stock award of 10,000 restricted shares of Third Coast common stock vesting in five equal annual installments. Mr. Wilkinson will also be eligible to receive customary benefits in connection with his continued employment with Third Coast Bank. The Wilkinson Employment Agreement also subjects Mr. Wilkinson to certain ongoing confidentiality obligations, as well as noncompetition and nonsolicitation obligations with a duration of one year following the termination of Mr. Wilkinson’s employment with Third Coast Bank.

If Mr. Wilkinson’s employment is terminated by Third Coast Bank without cause or by Mr. Wilkinson for good reason (as such terms are defined in the Wilkinson Employment Agreement), subject to execution of a general release of claims, Mr. Wilkinson will be entitled to receive his base salary and benefits through the date of termination, his base salary for an additional 12 months after termination, an amount equal to the average annual bonus received by Mr. Wilkinson in the three years prior to termination, and any unpaid portion of the retention bonus.

Other than the foregoing transactions, neither Mr. Wilkinson nor Mr. Greenleaf has any direct or indirect material interest in any transaction, or proposed transaction, in which the Company was, or is to be, a participant that would require disclosure under Item 404(a) of Regulation S-K.

The foregoing description of the Wilkinson Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Wilkinson Employment Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On February 2, 2026, the Company issued a press release announcing the completion of the Merger. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

As provided in General Instruction B.2 to Form 8-K, the information furnished in Item 7.01 and Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and such information shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The financial information required by this Item 9.01(a) of Form 8-K will be filed by an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K was required to be filed.

(b) Pro forma financial information.

The pro forma financial information required by this Item 9.01(b) of Form 8-K will be filed by an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K was required to be filed

(d) Exhibits.

Exhibit Number	Description of Exhibit

2.1

Agreement and Plan of Reorganization, dated as of October 22, 2025, by and among Third Coast Bancshares, Inc., Arch Merger Sub, Inc., and Keystone Bancshares, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 27, 2025)*

10.1†	Employment Agreement, dated as of October 22, 2025, by and between Jeff Wilkinson, Third Coast Bank, Keystone Bank, SSB, and Third Coast Bancshares, Inc.

99.1	Press Release dated February 2, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules (or similar attachments) have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule (or similar attachment) will be furnished supplementally to the SEC upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

† Indicates a management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THIRD COAST BANCSHARES, INC.

Date:	February 2, 2026	By:	/s/ R. John McWhorter
R. John McWhorter Chief Financial Officer